EXHIBIT 99.1

Contacts: Julie Hong (925-467-3832) Melissa Plaisance (925-467-3136)

Safeway Inc. Announces Preliminary Sales Results For First Quarter 2005

Reports Adjusted Non-Fuel Identical Store Sales of 1.6%

PLEASANTON, Calif. - April 5, 2005 - Safeway Inc. announced preliminary sales results for the first quarter ended March 26, 2005. Total sales increased approximately 12% to $8.6 billion in the first quarter of 2005 compared to $7.7 billion in the first quarter of 2004. Sales in the first quarter of 2004 were impacted by a strike in southern California that covered eight weeks of a 12 week quarter.

Excluding sales at strike-affected stores, comparable store sales increased 4.4% and identical store sales increased 4.0%. Further excluding fuel sales, comparable store sales increased 3.2% and identical store sales increased 2.8%. Easter sales predominantly occurred in the last week of the first quarter of 2005, versus the second quarter in 2004, and had a beneficial impact on the full quarter. When adjusting for the holiday, non-fuel identical store sales increased 1.6%.

“Safeway’s strong sales performance in the quarter marks a key inflection point in the Company’s reinvention and underscores our confidence in the effectiveness of our overall strategy,” said Steve Burd, Chairman, President and CEO. “The implementation of our strategy to improve the consumer experience began two years ago. Using our consumer insight work as a guide, we dramatically increased the quality of perishables, introduced a growing stable of proprietary products, significantly increased our offerings in prepared meals, developed a store concept called the Lifestyle store and improved our industry leading customer service, all of which have contributed to our recent sales increases.”

The Company will report its first quarter 2005 earnings on May 3, 2005.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,802 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, total sales, identical store sales, comparable store sales, fuel sales, the effects of the Southern California strike and are indicated by words or phrases such as “preliminary,” or similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, labor costs, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.